Exhibit (a)(1)(C)
ASPECT MEDICAL SYSTEMS, INC. ELECTION FORM
The exchange offer and withdrawal rights expire at 5:00 p.m., Eastern Time, on July 7, 2009 unless the exchange offer is extended.
INSTRUCTIONS TO ELECTION FORM
Note: Concepts and terms used in this Election Form are further described and defined in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options dated June 8, 2009, referred to herein as the Offer to Exchange. Please read the Offer to Exchange in its entirety.
1.	DEFINED TERMS. All terms used in this Election Form but not defined have the meaning given them in the Offer to Exchange. References in this Election Form to “Aspect,” “we,” and “us” mean Aspect Medical Systems, Inc.
2.	EXPIRATION DATE. The exchange offer and any rights to tender or to withdraw a tender of eligible options expire at 5:00 p.m., Eastern Time, on July 7, 2009, unless the exchange offer is extended.
3.	DELIVERY OF ELECTION FORM. If you intend to tender eligible options under the exchange offer, you must deliver and Aspect mush receive a signed copy of this Election Form before the expiration date, which is 5:00 p.m., Eastern Time, on July 7, 2009 (or such later expiration date as may apply if the exchange offer is extended). You must use one of the following means to deliver your signed Election Form:
By Mail or Courier
Aspect Medical Systems, Inc.
One Upland Road
Norwood, Massachusetts 02062
Attention: Kelley Forrest, Sr. Director, Human Resources
Phone: (617) 559-7110
By Facsimile
Aspect Medical Systems, Inc.
Attention: Kelley Forrest, Sr. Director, Human Resources
Facsimile: (617) 344-6126
By Hand or Interoffice Mail
Attention: Kelley Forrest, Sr. Director, Human Resources
By Email (By PDF or similar imaged document file)
kforrest@aspectms.com
Your Election Form will be effective only upon receipt by us. Aspect will accept delivery of the signed Election Form only by one of the methods of delivery described above. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

You are not required to tender your eligible options. You may not tender fewer than all of your eligible options, as defined in the Offer to Exchange. You do not need to return your stock option agreements relating to any tendered eligible options, as they will be automatically cancelled if we accept your eligible options for exchange.
4.	WITHDRAWAL OF ELECTION. Tenders of eligible options made under the exchange offer may be withdrawn at any time before 5:00 p.m., Eastern Time, on July 7, 2009, unless we extend the expiration date, in which case withdrawals must be received before such later expiration date.

To withdraw tendered eligible options, you must deliver and Aspect must receive a signed copy of the Notice of Withdrawal (which is attached as Exhibit (a)(1)(D) to the Offer to Exchange) no later than the expiration date. You must use one of the following methods to deliver your Notice of Withdrawal:
By Mail or Courier
Aspect Medical Systems, Inc.
One Upland Road
Norwood, Massachusetts 02062
Attention: Kelley Forrest, Sr. Director, Human Resources
Phone: (617) 559-7110
By Facsimile
Aspect Medical Systems, Inc.
Attention: Kelley Forrest, Sr. Director, Human Resources
Facsimile: (617) 344-6126
By Hand or Interoffice Mail
Attention: Kelley Forrest, Sr. Director, Human Resources
By Email (By PDF or similar imaged document file)
kforrest@aspectms.com
Withdrawals may not be rescinded and any eligible options withdrawn will not be considered to be properly tendered, unless the withdrawn eligible options are properly re-tendered before the expiration date by following the procedures described in Instruction 3 above.
5.	SIGNATURES. Please sign and date this Election Form, and provide your social security number or other tax identification number. Except as described in the following sentence, this Election Form must be signed by the eligible optionholder who holds the eligible options to be tendered exactly as such eligible optionholder’s name appears on the applicable option agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be provided on this Election Form.
6.	REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance regarding the exchange offer (including requests for additional or hard copies of the Offer to Exchange or this Election Form or the Notice of Withdrawal) should be directed to Kelley Forrest, Sr. Director, Human Resources, by email at kforrest@aspectms.com or by telephone at (617) 559-7110.

7.	IRREGULARITIES. We will determine all questions as to the number of shares subject to eligible options tendered and the validity, form, eligibility (including time of receipt) and acceptance of your tender of eligible options. Subject to any order or decision by a court or arbitrator of competent jurisdiction, or any other applicable regulatory authority, our determination of these matters will be final and binding on all parties. We may reject any tender of eligible options that we determine is not in the appropriate form or would be unlawful to accept. We may waive any defect or irregularity in your tender with respect to your eligible options tendered before 5:00 p.m., Eastern Time, on July 7, 2009 (or such later expiration date as may apply if the exchange offer is extended). Your eligible options will not be accepted for exchange until you have cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to 5:00 p.m., Eastern Time, on July 7, 2009 (or such later expiration date as may apply if the exchange offer is extended). Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any eligible options.
8.	CONDITIONAL OR CONTINGENT OFFERS. Aspect will not accept any alternative, conditional or contingent tenders.
9.	IMPORTANT TAX INFORMATION. You should refer to Section 13 of the Offer to Exchange, which contains important tax information for U.S. employees. Schedule A of the Offer to Exchange contains important tax information for non-U.S. employees. We encourage all optionholders to consult with tax advisors if you have questions about your financial or tax situation.
10.	ELIGIBLE OPTION INFORMATION. If you would like to review all of the options granted to you, you may do so by visiting https://us.etrade.com/e/t/home and entering your user ID and password. Once logged in, your stock plan summary will be on the screen. To view each grant, click on the link to the ASPM Stock Plan. If you have forgotten your USER ID or Password, you must call E*Trade Customer Service at 1-800-838-0908 or 678-624-6210 to have it reset.

     CONFIDENTIAL
ELECTION FORM

To:	Aspect Medical Systems, Inc. One Upland Road Norwood, Massachusetts 02062 Attn: Kelley Forrest, Sr. Director, Human Resources Facsimile: (617) 344-6126 Email: kforrest@aspectms.com
I acknowledge that:
1.	I understand that, upon acceptance by Aspect, this Election Form will constitute a binding agreement between Aspect and me;
2.	I understand that if I validly tender all of my eligible options for exchange, and such eligible options are accepted, I will receive new options that represent the right to purchase fewer shares of Aspect common stock than the eligible options tendered for exchange. The ratio of shares underlying exchanged eligible options to shares underlying new options is expected to fall within a range of 3:1 to 350:1, with the majority of shares underlying exchanged options being within a range of 3:1 to 5:1, based on the relative fair value of the exchanged eligible options to the new options. The number of shares represented by my new options will be determined using an exchange ratio designed to result in the fair value, for accounting purposes, of the new options being equal to the fair value of the eligible options tendered for exchange at the time the new options are granted. The exchange ratios used in the exchange offer will be calculated by an independent third party using the Black-Scholes option valuation model and based upon the closing price of Aspect’s common stock as reported on the Nasdaq Global Market, or Nasdaq, on the day that the exchange offer expires;
3.	I understand that the new options granted in exchange for eligible options that were fully vested and exercisable as of the day that our exchange offer expires will vest based on the vesting schedules of the exchanged options, except that the new options will vest over one year. I understand that the new options granted in exchange for eligible options that were not fully vested as of the day that the exchange offer expires will vest based on the vesting schedule of the exchanged option, except that the new option will vest over that number of months as is equal to (a) the number of months of vesting remaining under the exchanged option at the time the exchange after expires, plus (b) 12 months;
4.	I understand that new options will have a per share exercise price equal to the closing price of Aspect’s common stock as reported on Nasdaq on the date the new options are granted, which will be the same day that the exchange offer expires;
5.	I understand that each new option will expire no later than the sixth anniversary of its date of grant;
6.	I understand that new options will be nonstatutory stock options even if the eligible options were incentive stock options;
7.	I understand that new options will be granted under and subject to the provisions of Aspect’s 2001 Stock Incentive Plan, as amended, and will have substantially the same terms and conditions as the eligible options cancelled in this exchange offer, except for the number of shares represented by the new options, the exercise price, the vesting period and the expiration date. Also, the new options will be nonstatutory stock option, even if the eligible options were incentive stock options;
8.	Aspect has advised me to consult with my own advisors as to the consequences of participating or not participating in this exchange offer;
9.	To remain eligible to tender eligible options for exchange and cancellation pursuant to the exchange offer, I understand that I must remain an eligible optionholder and must not have received nor have given a notice of termination prior to the date and time that the exchange offer expires, which is scheduled to be 5:00 p.m., Eastern Time, on July 7, 2009, unless the exchange offer is extended. I understand that if I die or cease providing services to Aspect prior to the expiration date of the exchange offer, Aspect will not accept my eligible options for cancellation and I or my estate or beneficiaries, as the case may be, will retain my eligible options with their current terms and conditions;
10.	I understand that if I cease providing services to Aspect before all of the shares represented by new options vest, I will forfeit any unvested portion of my new options;
11.	I understand that neither the ability to participate in the exchange offer nor actual participation in the exchange offer will be construed as a right to continued employment with Aspect or any of its subsidiaries;
12.	I understand that in accordance with Sections 6 and 14 of the Offer to Exchange, Aspect may terminate, modify or amend the exchange offer and postpone its acceptance and cancellation of any eligible options that I have tendered for exchange. In any such event, I understand that the eligible options tendered for exchange but not accepted will remain in effect with their current terms and conditions.
13.	I understand that this election is entirely voluntary, and I am aware that I may change or withdraw my decision to tender my eligible options at any time until the exchange offer expires as described in the Instructions to this Election Form. I understand that this decision to tender my eligible options will be irrevocable at 5:00 p.m., Eastern Time, on July 7, 2009, unless the exchange offer is extended.
14.	I sell, assign and transfer to Aspect all right, title and interest in and to all of the eligible options that I am tendering, and I agree that I shall have no further right or entitlement to purchase any shares of Aspect’s common stock under the tendered eligible options on the date Aspect accepts those eligible options for exchange and cancellation. I understand that my death or incapacity will not affect Aspect’s authority to take the actions described in the Offer to Exchange with respect to eligible options that I have tendered for exchange and that have been accepted for cancellation, and such authority will survive my death or incapacity. All of my obligations under this Election Form will be binding upon my heirs, personal representatives, successors and assigns.
15.	I agree to all of the terms and conditions of the exchange offer.

By signing below, I hereby elect to exchange ALL of the eligible options I hold.

Signature of Eligible Optionholder	Date

Name of Eligible Optionholder (please print or type)	Social Security Number or Tax I.D. Number of Eligible Optionholder
NOTE TO ELIGIBLE OPTIONHOLDERS IN COMMUNITY PROPERTY STATES
     If you are married and reside in a state the laws of which provide that a spouse has a community property interest in the eligible options, in order to elect to tender your eligible options your spouse must execute the Spousal Consent below. Under the Spousal Consent, your spouse agrees to be bound, and agrees that any such community property interest shall similarly be bound, by this Election Form. States with community property laws are Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington and Wisconsin.
     Your failure to provide your spouse’s signature constitutes your representation and warranty to Aspect that either you are not married or your spouse has no community or other marital property rights in the eligible options or new options. You should consult your personal outside advisors if you have questions about the Spousal Consent below.
SPOUSAL CONSENT
     The undersigned spouse of the eligible optionholder who has executed this Election Form above has read and hereby approves the submission of this Election Form. The undersigned agrees to be irrevocably bound by this Election Form and further agrees that any community property interest of the undersigned will similarly be bound by this Election Form. The undersigned appoints the eligible optionholder who has executed this Election Form above as his/her attorney-in-fact with respect to any amendment or exercise of any rights under this Election Form.

Signature of Spouse	Date

Name of Spouse (please print or type)